UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – January 25, 2007

WEST PHARMACEUTICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

 610-594-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 25, 2007, West Pharmaceutical Services, Inc. and Daikyo Seiko Ltd. entered into an Amended and Restated Technology Exchange and Cross License Agreement and two Distributorship Agreements. West owns a 25% equity stake in Daikyo.

Under the Cross License Agreement, each party has agreed to share with the other its know-how and other non-patented technical information relating to, and to cooperate in the joint development of, closures, vials, medical device components and similar products used in connection with the packaging, delivery or dispensing of pharmaceutical products. Each party also has agreed to license its know-how, patents and trademarks in the manufacture, use and sale of those products.

One of the distributorship agreements provides for the distribution of Daikyo products referred to above by West in all countries other than Japan and certain other identified countries in the Far East. The other distributorship agreement, which is identical in material terms and conditions, provides for the distribution of West products in Japan by Daikyo.

Each of the agreements is non-exclusive and the cross license agreement is royalty-free except to the extent otherwise agreed.

Each of the agreements has a 10-year term. The cross license agreement may be terminated before its term expires under a variety of circumstances, including by Daikyo after West ceases to be a shareholder of Daikyo and by either party in the event of a change in control of the other. In the event of termination, the parties have agreed to negotiate the terms under which they may continue to use the know-how and trademarks and to make, use or sell licensed products.

The agreements maintain a relationship between the two companies that has existed since a cross license agreement was signed in 1973. They also continue on substantially similar terms cross license and distributorship agreements signed in 1997, which were due to expire on January 30, 2007. Licenses that were granted under the 1997 cross license agreement continue according to their terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ John R. Gailey III
John R. Gailey III
Vice President, General Counsel and Secretary

January 29, 2007